UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 10, 2005

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Byberry Road, Bldg. 13 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 914-0900

1000 Marina Boulevard, Suite 300 Brisbane, California 94005

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement
On November 10, 2005, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) announced that it has renegotiated the EU License and Distribution Agreement for its product, Rectogesic®, with its licensee, ProStrakan Group plc. Rectogesic is a 0.4% topical nitroglycerin ointment indicated for the relief of pain associated with chronic anal fissures. In September 2004, the product was approved by the UK Medicines and Healthcare Products Regulatory Agency (MHRA) for sale in the UK.

Under the terms of the amended agreement, ProStrakan will assume responsibility for all manufacturing and other product support functions and will purchase the product directly from the manufacturer rather than purchasing from Cellegy under the terms of the original agreement. In return, Cellegy will receive a payment of $2 million and may receive future milestone payments of up to $ 750,000 upon approval of the product in certain major European countries. Cellegy will benefit from reduced infrastructure costs by having its partner take over manufacturing responsibilities.

In December 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the commercialization of Rectogesic® (branded Cellegesic™ in the United States) in Europe. In May 2005, the product was launched in the United Kingdom, by ProStrakan. ProStrakan will be applying for further approvals of Cellegesic throughout the EU, under the Mutual Recognition Procedure.

A copy of the Company’s press release relating to the above matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit List	Description of Exhibit

Exhibit 99.1	Press Release dated November 10, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: November 15, 2005	By:	/s/ Robert J. Caso

Robert J. Caso Vice President, Finance (Duly Authorized Officer)